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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

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
[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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FIRST UNION REAL ESTATE INVESTMENTS
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
AT THE COMPANY                                       IN CLEVELAND, OHIO   IN CHICAGO            IN NEW YORK
--------------                                       ------------------   ----------            -----------
Thomas T. Kmiecik                                    Stanley L. Ulchaker  Peter Wentz           Arthur Gormley
Senior Vice President                                Edward Howard & Co.  Dilenschneider Group  Dilenschneider Group
(216) 781-4030                                       (216) 781-2400       (312)553-0700         (212) 922-0900
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FOR IMMEDIATE RELEASE

                       SHAREHOLDER ASSOCIATION RECOMMENDS
                       ----------------------------------
                    VOTE AGAINST GOTHAM BOARD-PACKING SCHEME
                    ----------------------------------------


CLEVELAND, OHIO, MAY 11, 1998 -- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) today announced that it has received a copy of the vote recommendation of Independent Shareholder Services (ISS) in First Union's proxy contest with Gotham Partners. ISS recommends that shareholders vote against expansion of First Union's Board and against the election of six Gotham nominees to new seats. The report also cites the lack of a "chartered course" in Gotham's action plan for the Company. The report concludes, "Considering the incongruity of its action plan for the Company, ISS does not believe shareholder interests would best be served by ceding complete control of First Union to Gotham."

A committee of independent Trustees of First Union responds to the ISS report by urging Gotham to accept the Committee's proposal to put representatives from four large shareholders on the board, including one from Gotham. Russell R. Gifford, chair of the special committee, said, "The ISS report recommends that Gotham should have a minority position on the board, in line with its holdings. We agree and have been trying to settle this matter by creating a consensus board including representatives from Gotham, Apollo, Cerberus and one other, as well as a fifth independent real estate expert, and four existing Trustees. Gotham has rejected this idea, but we urge them to work with us to resolve this matter in a way that benefits all shareholders, not just one."

Mr. Gifford continued, "As the ISS report properly points out, Gotham apparently does not want a truly independent board; we believe it just wants control of the company, as evidenced by the fact that all nine of its director nominees are employees, limited partners or affiliates of Gotham. This concern, and its lack of an action plan for the Company makes us believe that Gotham has not demonstrated it can effectively manage the Trust."


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Mr. Gifford also said, "As an association of institutional investors, ISS is totally independent from the Company, and its report reflects a balanced view. It praises management for 'turning the company around from its muddled state of affairs in 1993' but also says Gotham has 'expertise in the transactional end of the business.' But the report concludes that Gotham's contribution could be effective from 'a minority position in line with its level of shareholdings.' Although we believe there is evidence Gotham has overstepped the bounds of federal and state securities laws, we also believe a board that includes representation of several minority shareholders is in the interest of the Company and its long-term shareholders."

Firs Union Real Estate Investments is a unique stapled-stock real estate investment trust (REIT) headquartered in Cleveland, Ohio, and traded on the New York Stock Exchange.


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